Exhibit E

CONDITIONAL CONTRIBUTION AGREEMENT

(Shares of Whole Earth Brands, Inc.)

This CONDITIONAL CONTRIBUTION AGREEMENT (as amended from time to time, this “Agreement”), is entered into effective as of February 12, 2024 (the “Effective Date”), by and among Marpet Capital, LLC, a Delaware limited liability company (“Marpet”), the Martin E. Franklin Revocable Trust under declaration of trust dated December 16, 2014 (the “MEF Trust”), Sababa Holdings FREE LLC, a Delaware limited liability company (“Sababa FREE”), Sababa Partners II LLC, a Delaware limited liability company (“Sababa Partners II”), and Sweet Oak Holdings LP, a Delaware limited partnership (“Sweet Oak LP” and collectively with Marpet, the MEF Trust, Sababa FREE and Sababa Partners II, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, on the Effective Date, Ozark Holdings LLC, a Delaware limited liability company (“Ozark”) and an indirect wholly owned subsidiary of Sababa Partners II, is entering into the Agreement of Merger by and among Ozark, Sweet Oak Merger Sub LLC, a newly formed Delaware limited liability company (“Merger Sub”) and a wholly owned subsidiary of Ozark, and Whole Earth Brands, Inc., a Delaware corporation (“WEB”), providing for, among other things, the merger of Merger Sub with and into WEB (the “WEB Merger”), with WEB as the surviving company of the WEB Merger and a wholly owned subsidiary of Ozark (the “WEB Merger Agreement”);

WHEREAS, as of the Effective Date and immediately prior to giving effect to the Marpet Share Distribution (as defined below), Marpet is the record or beneficial owner of an aggregate of 50,000 shares of common stock of WEB (collectively, the “Marpet WEB Shares”);

WHEREAS, as of the Effective Date, the MEF Trust is a member of Marpet;

WHEREAS, as of the Effective Date, Sababa FREE is the record or beneficial owner of an aggregate of 8,855,223 shares of common stock of WEB (collectively, the “Sababa FREE WEB Shares” and together with the Marpet WEB Shares, the “WEB Shares”);

WHEREAS, as of the Effective Date, Sababa Partners II is the sole limited partner of Sweet Oak LP;

WHEREAS, pursuant to this Agreement, the Parties intend to provide for Sweet Oak LP to be the record or beneficial owner of the WEB Shares prior to the Effective Time (as defined in the Merger Agreement and hereinafter referred to as the “Merger Effective Time”);

WHEREAS, the WEB Shares (which, pursuant to this Agreement, will then be owned of record or beneficially by Sweet Oak LP) shall, at the Merger Effective Time pursuant to Article II of the Merger Agreement, be automatically canceled and shall cease to exist, and no consideration shall be paid in respect thereof; and

WHEREAS, immediately following the Merger Effective Time, automatically as a result of this Agreement and the WEB Merger, Sweet Oak LP shall become the indirect owner of one hundred percent of the outstanding shares of common stock of WEB.

NOW, THEREFORE, BE IT RESOLVED, that in order to implement the foregoing and in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DISTRIBUTION & CONTRIBUTION

Section 1.1. Automatic Distribution of the Marpet WEB Shares on the Effective Date. Upon the Effective Date, automatically without any action by the Parties, the Marpet WEB Shares shall be irrevocably distributed by Marpet to the MEF Trust (the “Marpet Share Distribution”), such that immediately following the consummation of the Marpet Share Distribution, the MEF Trust is the record or beneficial owner of the Marpet WEB Shares.

Section 1.2 Automatic Contribution of the Marpet WEB Shares on the Effective Date. Upon the Effective Date and immediately following the consummation of the Marpet Share Distribution, automatically without any action by the Parties, the Marpet WEB Shares shall be irrevocably contributed by the MEF Trust to Sababa FREE (in consideration of the issuance of limited liability company interests in Sababa FREE to the MEF Trust) (the “MEF Trust Contribution”), such that immediately following the consummation of the MEF Trust Contribution, Sababa FREE is the record or beneficial owner of the Marpet WEB Shares.

Section 1.3 Automatic Contribution of the WEB Shares to Sababa Partners II on the Merger Closing Date. Effective on the Closing Date (as defined in the Merger Agreement and hereinafter referred to as the “Merger Closing Date”) and prior to the Merger Effective Time, automatically and without any action by the Parties, the WEB Shares shall be irrevocably contributed by Sababa FREE to Sababa Partners II (in consideration of the issuance by Sababa Partners II of limited liability company interests in Sababa Partners II to Sababa FREE) (the “Sababa FREE Contribution”), such that immediately following the consummation of the Sababa FREE Contribution, Sababa Partners II is the record or beneficial owner of the WEB Shares.

Section 1.4 Automatic Contribution of the WEB Shares to Sweet Oak LP on the Merger Closing Date. Effective on the Merger Closing Date, immediately following the consummation of the Sababa FREE Contribution and prior to the Merger Effective Time, automatically and without any action by the Parties, the WEB Shares shall be irrevocably contributed by Sababa Partners II to Sweet Oak LP (in consideration of the issuance by Sweet Oak LP of partnership interests in Sweet Oak LP to Sababa Partners II) (the “Sababa Partners II Contribution”), such that immediately following the consummation of the Sababa Partners II Contribution, Sweet Oak LP is the record or beneficial owner of the WEB Shares.

ARTICLE II

REPRESENTATIONS & WARRANTIES

Section 2.1 Representations & Warranties. Each Party represents and warrants to the other Parties that:

(a) it is (i) a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, (ii) a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware or (iii) a trust formed in accordance with the terms of its trust agreement, validly existing and in good standing under the laws of State of Florida, as applicable;

(b) it has the requisite limited liability company, limited partnership or trust, as applicable, power and authority to execute, deliver and perform under this Agreement;

(c) the execution, delivery and performance of this Agreement have been duly authorized by all necessary limited liability company, limited partnership or trust, as applicable, action on the part such Party;

(d) this Agreement constitutes the legal, valid and binding obligation of such Party and is enforceable against such Party in accordance with its terms; and

(e) such Party:

(i) in the case of Marpet, is the sole record or beneficial owner of the Marpet WEB Shares on the Effective Date and immediately prior to the consummation of the Marpet Share Distribution, free and clear of all liens, pledges, security interests, mortgages, and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights-of-way, covenants, restrictions, rights of first refusal, encroachments and other burdens, options or encumbrances of any kind (collectively, “Liens”);

(ii) in the case of the MEF Trust, will be the sole record or beneficial owner of the Marpet WEB Shares (x) on the Effective Date and immediately following the consummation of the Marpet Share Distribution and (y) immediately prior to the consummation of the MEF Trust Contribution, in each case, free and clear of all Liens;

(iii) in the case of Sababa FREE, (x) is the sole record or beneficial owner of the Sababa FREE WEB shares on the Effective Date, (y) will be the sole record or beneficial owner of the Marpet WEB Shares on the Effective Date and immediately following the consummation of the MEF Trust Contribution and (z) will be the sole owner of the WEB Shares from and after the consummation of the MEF Trust Contribution through the Merger Closing Date and immediately prior to the consummation of the Sababa FREE Contribution, in each case, free and clear of all Liens;

(iv) in the case of Sababa Partners II, will be the sole record or beneficial owner of the WEB Shares on the Merger Closing Date (x) immediately following the consummation of the Sababa FREE Contribution and (y) immediately prior to the consummation of the Sababa Partners II Contribution, in each case, free and clear of all Liens; and

(v) in the case of Sweet Oak LP, will be the sole record or beneficial owner of the WEB Shares on the Merger Closing Date and immediately following the consummation of the Sababa Partners II Contribution, free and clear of all Liens.

ARTICLE III

MISCELLANEOUS

Section 3.1 Severability. In the event any provision of this Agreement shall be held invalid or unenforceable by a court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision of this Agreement and each and every other provision of this Agreement shall continue in full force and effect.

Section 3.2 Entire Agreement; Successors & Assigns; Binding Effect. This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof and shall inure to the benefit of and be binding upon the Parties and upon their successors and permitted assigns or successors.

Section 3.3 Waiver of Breach. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach by such Party.

Section 3.4 Notices. Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed to have been duly given to a Party immediately when delivered by hand, if delivered personally, by courier or by facsimile, or three (3) business days after being deposited in the mail (registered or certified mail, postage prepaid, return receipt requested) properly addressed to such address as may be indicated from time to time by such Party.

Section 3.5 Amendment; Termination. Any modification, waiver or amendment of this Agreement or any provision hereof shall be effective only if in writing and signed each of the Parties. Notwithstanding any other provision of this Agreement to the contrary, the obligations and/or rights of any Party under Section 1.3 and Section 1.4, shall automatically terminate upon the termination of the WEB Merger Agreement in accordance with its terms.

Section 3.6 Assignment. No Party shall be permitted to assign any of such Party’s respective rights, interests or obligations under this Agreement without the express written consent of the other Parties.

Section 3.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules of such State, all rights and remedies being governed by said laws.

Section 3.8 Submission to Jurisdiction. To the fullest extent permitted by applicable law, each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent that the Court of Chancery of the State of Delaware is found to lack jurisdiction, then the Superior Court of the State of Delaware or, to the extent that both of the aforesaid courts are found to lack jurisdiction, then the United States District Court of the District of Delaware (collectively with any appellate courts thereof, the “Courts”), in any action, suit or proceeding directly or indirectly arising out of or relating to this Agreement, or to interpret, apply or enforce this Agreement, or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such action, suit or proceeding except in the Courts, (b) agrees that any claim in respect of any such action, suit or proceeding may be heard and determined in the Courts, (c) waives any objection which it may now or hereafter have to the laying of venue of any such action, suit or proceeding in the Courts and (d) waives the defense of an inconvenient forum to the maintenance of any such action, suit or proceeding in the Courts. To the fullest extent permitted by applicable law, each of the Parties agrees that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by any action, suit or proceeding on the judgment or in any other manner provided by applicable law. Each of the Parties irrevocably consents to service of process in the manner provided for notices in Section 3.4 or in any other manner permitted by applicable law.

Section 3.9 Waiver of Jury Trial. Each of the Parties acknowledges and agrees that any controversy directly or indirectly arising out of or relating to this Agreement, any document or certificate contemplated by this Agreement is likely to involve complicated and difficult issues and, therefore, it irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any action, suit or proceeding directly or indirectly arising out of or relating to this Agreement. Each of the Parties certifies and acknowledges that (a) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver, (b) such Party has considered the implications of this waiver, (c) such Party makes this waiver voluntarily and (d) such Party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 3.9.

Section 3.10 Specific Performance. The Parties acknowledge and agree that (a) irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and (b) monetary damages would both be incalculable and an insufficient remedy for such failure or breach. It is accordingly agreed that, in addition to any other remedy they are entitled to at law or in equity, prior to the valid termination of this Agreement, each of the Parties shall, to the fullest extent permitted by applicable law, be entitled to seek specific performance and the issuance of immediate injunctive and other equitable relief to prevent breaches of this Agreement and to seek specifically to enforce the terms and provisions of this Agreement in the Courts, without the necessity of proving the inadequacy of money damages as a remedy, and, to the fullest extent permitted by applicable law, the Parties further waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which the Parties are entitled at law or in equity. Each of the Parties further agrees, to the fullest extent permitted by applicable law, that in the event of any action for specific performance in respect of such breach or violation, it will not assert the defense that a remedy at law would be adequate or that the consideration reflected in this Agreement was inadequate or that the terms of this Agreement were not just and reasonable

Section 3.11 Counterparts. This Agreement may be executed in one or more counterparts in which event all of said counterparts shall be deemed to be originals of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed by the Parties effective as of the Effective Date.

MARPET CAPITAL, LLC

By:	/s/ Desiree DeStefano
Name: Desiree DeStefano
Title: Chief Financial Officer

MARTIN E. FRANKLIN REVOCABLE TRUST under declaration of trust dated December 16, 2014

By:	/s/ Sir Martin E. Franklin
Name: Sir Martin E. Franklin
Title: Settlor and Trustee

SABABA HOLDINGS FREE LLC

By:	/s/ Sir Martin E. Franklin
Name: Sir Martin E. Franklin
Title: Manager

SABABA PARTNERS II LLC

By: MARIPOSA CAPITAL, LLC, its sole manager

By:	/s/ Desiree DeStefano
Name: Desiree DeStefano
Title: Chief Financial Officer

IN WITNESS WHEREOF, this Agreement has been executed by the Parties effective as of the Effective Date.

SWEET OAK HOLDINGS LP

By: SWEET OAK GP LLC, its sole general partner

By: MARIPOSA CAPITAL, LLC, its sole manager

By:	/s/ Desiree DeStefano
Name: Desiree DeStefano
Title: Chief Financial Officer